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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of Earliest Event Reported):
                       MARCH 3, 2005 (FEBRUARY 25, 2005)


                                MICROISLET, INC.
                                ----------------
               (Exact Name of Registrant as Specified in Charter)


         NEVADA                                                 88-0408274
(State or Other Jurisdiction                                   (IRS Employer
    of Incorporation)                                        Identification No.)

                                    001-32202
                            (Commission File Number)

   6370 NANCY RIDGE DRIVE, SUITE 112
         SAN DIEGO, CALIFORNIA                                     92121
(Address of Principal Executive Offices)                         (Zip Code)


       Registrant's Telephone Number, Including Area Code: (858) 657-0287

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         On February 25, 2005, we entered into a short-term supply agreement with Mayo Foundation for Medical Education and Research, which we refer to as the Mayo Foundation. Under the agreement, the Mayo Foundation has agreed to supply us with substantially all of its production of non-transgenic, designated pathogen free pigs for our preclinical xenotransplantation research for a term of six months, extendable at our option for an additional three months. Please see the discussion below for more information concerning our porcine islet supply needs. We have agreed to pay a monthly fee over the term of the short-term supply agreement for the right to receive these pigs. We will also be required to pay Mayo for its expenses of harvesting the pancreas, should we ask the Mayo Foundation to perform such harvesting for us. We believe the quantity of pigs that the Mayo Foundation has agreed to supply will be sufficient to meet our needs during the term of the short-term supply agreement. The Mayo Foundation has agreed that during the term of the short-term supply agreement, it will not supply non-transgenic, designated pathogen free pigs to any other company for research related to, or use with respect to, the treatment of diabetes.

         The short-term supply agreement also provides that we and the Mayo Foundation will work together in good faith to agree upon a form of long-term supply agreement for use in human clinical trials, which agreement would be for a term of three years with our ability to extend for up to an additional four years, for a total of seven years, on certain conditions. We believe that the Mayo Foundation has the capacity to provide us with an adequate supply of donor organs for our planned Phase I and Phase II clinical trials. Once we and the Mayo Foundation agree on the form of long-term supply agreement, we will have the right but not the obligation to enter into such agreement at any time during the term of the short-term supply agreement. If we do not agree to the terms of a long-term supply agreement before March 16, 2005, we will have the right to terminate the short-term supply agreement upon 30 days advance written notice. We or the Mayo Foundation may also terminate the short-term supply agreement upon an uncured material breach of the other party.

         ABOUT PORCINE ISLET SUPPLY

         Under the rules of the Food and Drug Administration, islets used for implantation in humans must come from purpose-bred, pathogen free, vaccinated pigs (referred to as designated pathogen free pigs), raised in a United States Department of Agriculture certified facility specifically designed for biomedical research purposes. Establishing such a herd requires a clean room facility, a significant amount of time, and veterinary expertise. We currently receive designated pathogen free pigs for our preclinical research from the Mayo Foundation. We have not identified other suppliers in North America that can currently produce designated pathogen free pigs to the required specification, although others may exist. If the Mayo Foundation were to cease providing designated pathogen free pigs to us in sufficient quantities, we would be required either to locate another facility which is able to supply designated pathogen free pigs, which may not be possible, or to construct and operate our own facility. The cost to construct and operate our own farm facility would materially increase our costs of clinical studies, and would likely delay the commencement or continuation of clinical studies for a period of two years or more.



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         We could also experience substantially increased costs and substantial delays if the Mayo Foundation or any other facility which supplies designated pathogen free pigs, including any facility we operate ourselves, were to become contaminated. In such case, there would be a delay of at least 12 months before such facility could again deliver designated pathogen free pigs. Were any of such events to occur before the commencement of clinical trials, such trials might have to be delayed. Were any of such events to occur during clinical trials, we may have to halt those clinical trials and could lose the benefit of the data gathered and the costs incurred. We could also lose key staff members and collaborators if clinical trials were substantially delayed. We would be required to continue to pay our operating expenses while we waited to recommence clinical trials, and the payment of such expenses may deplete our cash reserves and make it more difficult for us to raise capital for future clinical trials. Our ability to execute our business plan could be threatened and our stock price could decline substantially in response to any of these occurrences.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2005                    MICROISLET, INC.


                                       By: /s/ Haro Hartounian
                                           ------------------------------------
                                           Haro Hartounian
                                           President and Chief Operating Officer